                                                                 EXHIBIT 10.17

                             COLLABORATION AGREEMENT

                                     BETWEEN

                        VARIAGENICS, INC. ("VARIAGENICS")

                                       AND

                         BRUKER DALTONICS, INC. ("BDAL")

OBJECTIVE
Variagenics and BDAL wish to collaborate technically and commercially in the application of MALDI-TOF mass spectrometry to pharmacogenomics. In particular, Variagenics wishes to purchase certain mass spectrometers from BDL for incorporation into products to be used and or sold by Variagenics, and BDL wishes to grant Variagenics the right to use, market and resell such products to Variagenics' customers and partners.

TERM
Once signed by both parties, this Agreement shall be valid until Dec. 31, 2001 or until terminated by either party for any reason with 90 days written notice. Notwithstanding the foregoing, in the event of termination of this Agreement, BDL shall remain obligated to fill any outstanding orders which have been placed by Variagenics' and accepted by BDL. Thereafter, this Agreement is renewable for additional one year periods by mutual written consent.

PRODUCT DEFINITION
The mass spectrometer which may be resold by Variagenics as an authorized OEM-dealer for BDAL, is a linear BDAL BIFLEX-TM- III MALDI-TOF, which may have additional software or target adaptations tailored to the demands of Variagenics. It is described in more detail in the U.S. price list shown in Attachment A. Variagenics shall have the right to co-label the BIFLEX-TM- III MALDI-TOF with its own brand names.

OEM PRICING AND VOLUME DISCOUNTS

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

The following OEM pricing and annual volume discount structure will apply to future Variagenics orders for BIFLEX systems:



      Quantity (p.a.)                    OEM discount
         [         ]                     [        %]
         [         ]                     [        %]
         [         ]                     [        %]



"Quantity" is the number of BIFLEX systems ordered by Variagenics, and accepted by BDAL, in a given calendar year, for which a down payment N30 after order placement has been received by BDAL.

"OEM Discount" is the percentage discount off the U.S. list price given in Attachment A. This U.S. list price is valid for the initial term of the agreement and any changes will occur only by mutual written consent upon agreement renewal.

For each calendar year, the initial OEM discount is [        %] but if
Variagenics orders more than [         ], or more than [         ], systems
in any calendar year, then the higher OEM discount gets applied to the previously ordered systems retroactively. This volume discount method will apply for the first time in calendar year 2000. For systems ordered by Variagenics for in-house use and development, the highest OEM discount will apply providing the system is not resold within 2 years after delivery.

All pricing is understood as Ex-works, BDAL factory in Billerica, USA (or Leipzig, Germany, for European deliveries) and does not include import duty, or any country or local sales tax, VAT, Mehrwertsteuer, or similar tax.

PAYMENT TERMS
For each BIFLEX system, the payment terms are as follows:


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                  [  %] deposit N30 after order placement

                  [  %] N30 after first delivery either to Variagenics or to final customer

                  [  %] N30 upon installation and acceptance at final customer site  (Provided, however, that if the system is

                  first installed at Variagenics, then [  %] will be due N30 after acceptance at Variagenics, and the final [  %] will be due N30 after acceptance at final customer site.)

FORECASTS & DELIVERIES
For each new calendar year, Variagenics, at its own discretion, may provide BDAL with a realistic volume forecast for the next calendar year at least 4 months before the end of the previous year. This forecast shall be reviewed and updated by Variagenics quarterly, at least 45 days before the end of each quarter. Unless specifically stated otherwise, BDAL will plan on delivering the forecasted BIFLEX systems to Variagenics at a steady-state flow, provided however, that for each system Variagenics has also placed a purchase order with corresponding down-payment at least 2 months before expected delivery. (Example:
If Variagenics forecasts 12 systems for the year 2000, then BDAL will deliver one system per month.).

If Variagenics orders significantly fewer (>25 % discrepancy) BIFLEX systems than forecasted or for any calendar year for which Variagenics does not provide a forecast as outlined in the previous paragraph, then the forecasting method will be abandoned as a delivery planning tool, and deliveries will be within 3-4 months ARO, depending on quantity of BIFLEX systems ordered, and also depending on BDAL's other MALDI-TOF order and production flow.

For orders of single BIFLEX systems in any one month which have not been forecasted, delivery will occur within 3-4 months ARO (After Receipt of Order). BDAL will also assign and hold a delivery slot for up to 1 month with a letter of intent (LOI) that converts into a firm order unless the LOI is cancelled within one month.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

BDAL and Variagenics will coordinate any changes in the delivery schedule. If delivery occurs more than 30 days beyond the agreed upon delivery date,
Variagenics will receive an additional [        %] discount for each full
week the system is late up to a maximum discount of [        %] per system.

INSTALLATION, WARRANTY AND SERVICE
BDAL remains responsible for installation, warranty service and post-warranty service of all BIFLEX systems.

The purchase of each BIFLEX system includes one installation and demonstration of specifications by BDAL free-of-charge. The cost of customer site preparation according to BDAL's site planning guide shown in Attachment B, or rigging and transportation of the system into the Variagenics or customer lab, and consumables required for the installation, are not included in the BDAL OEM price. Additional installations, if any, will be billed by BDAL to Variagenics at normal posted service rates outlined in Appendix C.

                  Each system price includes a one-year limited warranty under BDAL's standard warranty terms. The period of warranty is one year following demonstration of specifications, but in any event not more than 15 months after delivery. Warranty covers both parts and labor. For those items supplied but not manufactured by BDAL, the warranty terms of the manufacturer will be transferred to the buyer.

After the expiration of the one-year limited warranty Variagenics, or the final customer, may purchase additional annual Maintenance Service Agreements (MSA) or per-call service from the BDAL service organization in each country at normal MSA or per-call service rates, posted in each country from time to time. If a customer requires additional response time guarantees, or 24/7 coverage, then surcharges to the normal MSA rates will apply.

JOINT SALES CASES



Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

In selected customer cases, Variagenics and BDAL may jointly pursue the sale of a larger Variagenics genotyping product offering, including a BIFLEX system. However, Variagenics shall receive the OEM pricing and volume discounts provided in this Agreement for any joint sale to Variagenics' customers or partners or any sale which involves Variagenics' system.

CUSTOMER PROTECTION PROCEDURE

Variagenics and BDAL will designate one contact sales manager (Variagenics:
Edward Koval, BDAL: Victor Fursey) to administer the following agreed-upon customer protection procedure:

When one party forwards a specific serious customer lead in writing (including email) to the other, this lead becomes an exclusive "Joint Sales Case" for a period of 6 months, unless the other party within one week of receipt of the lead, responds in writing and demonstrates with reasonable written documentation, that it had previously already vigorously pursued this particular lead on its own. In this case, an exclusive "Joint Sales Case" means that the party identifying the customer lead is the main contact for the "Joint Sales Case".

This lead exchange procedure shall not be abused by either party, and is not intended for exchanging lists of customers, just in case they some day become serious prospects. Therefore, at any given time, it is not anticipated, unless specifically agreed in writing, that the number of protected Joint Sales Cases exceed 5-10 world wide at any given time.

As indicated above, Variagenics shall receive the OEM pricing and volume discounts provided in this Agreement for any sale to Variagenics' customers or partners or any sale which involves Variagenics' system.

FUTURE DEVELOPMENTS AND CONFIDENTIALITY
For future development efforts, whether joint, jointly funded, or whether they simply require the exchange of confidential or proprietary information, Variagenics and BDAL will conclude a Confidential Disclosure Agreement (CDA), substantially in the form of Attachment D, to protect



Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

each party's confidential and proprietary information, intellectual property , know-how and trade secrets. Such a CDA will be structured with an "open annex", which will be updated and extended by mutual agreement, as disclosures of additional confidential information occur over the term of this Agreement.

Before disclosing confidential information which is not covered in the CDA executed in connection with this Agreement, each party will verify whether the other party wishes to receive such confidential information. Additional topics to be covered by the CDA and added to its "open annex" have to be clearly identified, and the purpose for disclosure explained, before they are added to the CDA annex by mutual agreement.

Except as may be specifically agreed upon in writing between BDAL and Variagenics as to publicity parameters, neither BDAL or Variagenics shall use the name of the other in any advertising, press releases or other sales communications without the prior written consent of the other party.

LICENSING BDAL'S MALDI-TOF IP FOR BDAL OEM SYSTEMS:
With the purchase of each BIFLEX system, Variagenics and its final system's customer shall receive a fully paid-up, royalty-free, non-exclusive license for each particular BIFLEX system to use or to resell the particular system, either as received or bundled with the receiving party's own system. BDL represents and warrants that it has the right to grant Variagenics the licenses contemplated by this Agreement, thereby providing Variagenics the freedom to use, bundle with its own system, and resell the product and to sublicense such rights to partners and customers who use the product as part of Variagenics' system. Specifically, this license includes the Indiana University patent portfolio on SVCF (Space-Velocity Correlation Focussing, by J. Reilly et. al.), and for BDAL OEM MALDI-TOF systems purchased by Variagenics or its customers, the royalty cost to Indiana University will be paid by BDAL. A copy of the license is attached as Appendix F.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

BDAL shall defend, indemnify and hold Variagenics and its customers harmless from and against all claims, damages, costs (including reasonable attorneys fees), or judgments against Variagenics in which it is determined or alleged that the sale or the use of any BDAL product infringes any patent, copyright, trademark or any other intellectual property right of any third party. Variagenics agrees that BDAL, at its sole option, shall be relieved of the foregoing obligations unless Variagenics or its customers (i) notifies BDAL promptly in writing of such claim, suit or proceeding, (ii) gives BDAL available information and assistance to settle and/or defend any such claim, suit or proceeding, (iii) gives BDAL authority over the defense or settlement of such claim as contemplated above, and (iv) refrains from settling such claim without BDAL's written consent. If a product (or any part thereof) is, or in the opinion of BDAL, may become, the subject of any claim, suit or proceeding for infringement of any patent, copyright or trademark, or if it is determined that a product (or any part thereof) is infringing and, as a result, its use is enjoined, then BDAL may, at its option and expense without prejudice to BDAL's obligations above: (i) procure for Variagenics the right under such patent, copyright or trademark to distribute such product (or such part thereof); or
(ii) replace such product (or part thereof) with other suitable parts; or (iii) suitably modify such product (or part thereof) to make them non-infringing without modifying their capability; or (iv) if the use of a product (or part thereof) is prevented by injunction, remove such product (or part thereof) and refund the aggregate payment paid therefor by Variagenics less an amount to account for actual use by Variagenics' customer, as measured over a sixty month
(60) month life span.
     These infringement clauses shall survive termination or expiration of this Agreement.

RELATIONSHIP OF THE PARTIES
BDAL and Variagenics are independent contractors. Neither party nor their respective employees, consultants, contractors or agents are agents, employees or joint venturers of the other, not do they have any authority to bind the other.

GENERAL TERMS AND CONDITIONS OF THE AGREEMENT
See Appendix F.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

In the event of a conflict between the terms of this Agreement and an attachment or appendix, the terms of this Agreement shall govern.

For Variagenics:  /s/ TAYLOR J. CROUCH      For BDAL: /s/ JOHN WRONKA
                ----------------------               --------------------------

Name:             Taylor J. Crouch          Name:             John Wronka
     ---------------------------------           -------------------------------

Title:            President and CEO         Title:            Vice President
      ---------------------------------           ------------------------------

Date:             May 25, 2000              Date:             May 24, 2000
     ----------------------------------          -------------------------------


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                                  Attachment A:

BIFLEX-TM- MALDI-TOF MS SYSTEM

TOF-200 BIFLEX-TM- III Matrix-Assisted LASER Desorption Mass Spectrometer

     TIME-OF-FLIGHT MASS ANALYZER

     -    125 cm linear TOF analyzer for both positive and negative ions
     -    High sensitivity fast MCP detector system with detector housing
     - Ion flight path housing o Integrated vacuum system, electronics and computer desk
     -    Ultra-Stable power supplies for TOF analyzer, detector and ion source


     GRIDLESS MALDI SOURCE WITH PULSED ION EXTRACTION (PIE-TM-)

     -    Ion source and ion lens system
     -    Automatic vacuum lock for sample introduction with inlet vacuum pump
     -    N2-LASER including variable power attenuator and UV optics
     -    SCOUT-TM- 384 Microtitre Plate Source/Target with Observation Optics
     - Large area target (12cm x 8cm) with exact dimensions of microtitre plate
     -    Precise X-Y( positioning (4 micron step increments)
     -    2 exchangeable targets (384-position standard)
     - 1 adaptor target for up to 12 inserts provided with 25 assorted inserts (10 position)
     - High resolution magnifying observation optics with display on 14" color monitor
     -    Intuitive GUI for simple mouse controlled X-Y positioning

     PUMPING SYSTEM INCLUDING VACUUM MEASUREMENT AND CONTROL UNIT

     - 260 I/sec turbomolecular pump including forepump o Vacuum measurement system and control unit

     DATA SYSTEM AND SOFTWARE

     -    2 GHz Digitizer
     -    Sun SPARCUltra 5, 19" color monitor, 128MB RAM, 4.3GByte IDE disk,
          1.44 MB floppy drive, CD-ROM drive, EtherNet connection for external networks
     - Mass spectrometry software for acquisition (XACQ-TM-), processing (XMASS-TM-), plotting, and analysis in a networked multi-user environment
     -    AutoXecute with fuzzy-logic optimization for automated acquisition
     -    Postscript printer
     -    DAT tape drive for backup

BASIC SYSTEM PRICE                                               [$        ]


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                                  Attachment B

                        BIFLEX-TM- FACILITIES INFORMATION

                  WARNING : READ SAFETY PRECAUTIONS ON PAGE 2

PREFACE

BIFLEX-TM- is a high performance, bench-integrated MALD-TOF mass spectrometer system. All components of hardware and associated control electronics are mounted in a laboratory "deskstyle" bench which is approximately 1.9m long and 0.905m deep. Two backing pumps are mounted in a small box situated underneath the bench. Even the control computer can be mounted on top of the system, thus not adding to the footprint. This document details the required system facilities.

INSTRUMENT PREPARATION

On system arrival the crate should be opened to check for shipping damages or shortages, and the crate should be moved to a position adjacent to the final site of installation. A mechanical means of transportation should be made available for the installation engineer to manoevre the system out of the crate and to it's final installation position.

SITE CONSIDERATION

1.   Physical requirements:

Please refer to the attached instrument floor plan for details of the required floor and height space recommended. It is possible to fit the system into a smaller space with only around 0.2m clearance around three sides of the bench, but should access be required for service, preventative maintenance etc. then the "recommended" clearances come into play. Note that for door access the system's narrowest dimension is 0.905 m. If the door is smaller, call BDAL.

2.   Power Requirements:

The system is supplied requiring 230V AC power (50/60 Hz) single phase with a single 16A outlet (Germany: Schukostecker). The computer system can be operated with 110-240V AC at 50/60 Hz either on separate outlets or can be connected through the main internal BIFLEX power distribution system. The system's average power consumption is 1.5kW. There may be an initial surge slightly greater than this on powering up the vacuum system. A stable voltage supply is required and use of appropriate line conditioners (or uninterruptable power supply, if required) is recommended to ensure it's integrity.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

Note: Even short occasional power failures will require a lengthy vacuum pump down and the customer is responsible for providing stable, uninterrupted power.

3.   Pressurized Air:

No pressurized air is required for this system.

4.   Cooling Water:

No cooling water or closed cycle cooling unit is required for this system.

5.   Rough pump outlet:

For the outlet of the rough pumps you either need an oil mist filter, or you have to lead it to the outside or into your exhaust air system. Tubing: 9mm inner diameter, 12 mm outer diameter, 5m delivered with the instrument.

6.   System Weight:

The entire system with pumps and computer data system included is approximately 250 Kg.

7.   Environment:

The system should be located in a clean, reasonably vibration free and temperature controlled environment for maintaining optimum performance. No special humidity control is required but the temperature limits are 15 DEG C to 27 DEG C (optimum of 20 DEG C) and in a range of 20- 80 % relative humidity.

8.   Electrical Safety codes:

The instrument will meet all applicable safety codes before shipment.

9.   Safety precautions:

The Nitrogen laser emits high intensity radiation at 337nm, 200uJ. The class IIIB laser radiation emitted is invisible to the eye but can cause damage to it. To safeguard the user the BIFLEX-TM- is equipped with safety features which prevent operation of the laser when the instrument covers are open. Thus during standard operation (all covers closed), no laser radiation can be transmitted outside the spectrometer (i.e. then the system is Class 1). BDAL does not recommend disabling any of the safety features, by anyone other than a trained BDAL service engineer, or running the system with covers removed.

The spectrometer operation involves use of high voltages. All access to wiring and feed-throughs is restricted behind safety panels. BDAL does not assume responsibility for any injury

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

incurred as a result of disabling the safety interlocks. We do not guarantee optimum performance of the instrument when operating under non-standard conditions. BDAL does not recommend disabling the safety features and any user that does so proceeds at their own risk.


BIFLEX-TM- III dimensions and floor plan:


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                                [INSERT GRAPHIC]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                                  Attachment C

CHART OF SERVICE AND TRAVEL CHARGES



    1.  One day on-site service (with overnight stay)             $   1,325
    2.  One day on-site service (without overnight stay)          $   1,175
    3.  One-half day on-site service (without overnight stay)     $     700
    4.  In house repair- price per hour                           $     160


ZONE CHARGE APPLIED FOR THE FIRST DAY OF ON-SITE SERVICE:



                    MILEAGE                                   ZONE CHARGE
                      0 - 50                                   $      190
                      51- 100                                  $      415
                     101 - 150                                 $      690
                     151 - 300                                 $      935
                     301- 500                                  $    1,220
                     501 - 750                                 $    1,475
                    751 - 1000                                 $    1,590
                    1001 - 1250                                $    1,780
                    1251 - 1500                                $    1,930
                       >1501                                   $    2,280




Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                 Attachment D: Confidential Disclosure Agreement


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                             BRUKER DALTONICS, INC.

             Standard Confidential Information Disclosure Agreement

EFFECTIVE DATE: 24 May 2000

In order to protect certain confidential information Bruker Daltonics and its corporate affiliates ("Bruker"), and the "Participant" identified below, agree that:

1. PARTIES TO THE AGREEMENT: The parties to this Agreement, and their addresses, are:

     Bruker Daltonics Inc.                Variagenics, Inc.
     Manning Park                         60 Hampshire Street
     Billerica, MA 01821                  Cambridge, MA  02139

          "Bruker"                             "Participant"

2. PRIMARY REPRESENTATIVES: The parties appoint the following primary representatives:

     For Bruker:                          For Participant:

     Frank H. Laukien                     Taylor J. Crouch

3. DESCRIPTION OF CONFIDENTIAL INFORMATION: The Confidential Information to be disclosed under the terms of this Agreement is described as:

     a. Confidential Variagenics proprietary information on modified nucleotides.
     b. Confidential Variagenics information on utilizing modified nucleotides in genotyping, haplotyping, or variance discovery.
     c.   Confidential Bruker Mass Spectrometry developments.
     d. Confidential information on Bruker's and Variagenics business strategy, technology and R&D plans.

4. USE OF CONFIDENTIAL INFORMATION: Subject to the exceptions stated below, a recipient of Confidential Information shall not disclose the Confidential Information or use the Confidential Information except for the purpose of this Agreement which is:

     The collaboration between Variagenics and Bruker referenced in the Collaboration Agreement dated May 2000


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

     Recipient shall not use Confidential Information for its own benefit or the benefit of another without Disclosee's consent

5. CONFIDENTIALITY PERIOD: This Agreement and Recipient's duties under this Agreement shall expire on:

     5 years after disclosure of each item

6. DISCLOSURE PERIOD: This Agreement pertains to confidential information that is disclosed between the Effective Date and December 31, 2001

7. STANDARD OF CARE: Recipient shall protect the disclosed confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the confidential information as Recipient uses to protect its own confidential information of a like nature.

8. MARKING: Recipient's obligations shall only extend to confidential information that is described in paragraph 3, and that: (a) comprises materials listed in paragraph 3; or, (b) is marked as confidential at the time of disclosure; or, (c) is unmarked (e.g. orally disclosed) but treated as confidential at the time of disclosure, and is designated as confidential in a written memorandum sent to Recipient's primary representative within thirty days of disclosure, summarizing the confidential information sufficiently for identification.

9. EXCLUSIONS: This Agreement imposes no obligation upon Recipient with respect to information that: (a) was in Recipient's possession before receipt from Disclosee; (b) is or becomes a matter of public knowledge through no fault of Recipient; (c) is rightfully received by Recipient from a third party without a duty of confidentiality; (d) is independently developed by Recipient without reference to or reliance upon the Confidential Information; (e) is required to be disclosed under operation of law provided Recipient provides Disclosee with prior written notice of intended disclosure; or (f) is disclosed by Recipient with Disclosure's prior written approval.

10. WARRANTY: Each Disclosee warrants that it has the right to make the disclosures under this Agreement NO OTHER WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT, ANY INFORMATION EXCHANGED UNDER THIS AGREEMENT IS PROVIDED "AS IS".

11. RIGHTS: Neither party acquires any intellectual property rights under this Agreement. This Agreement shall not restrict reassignment of Recipient's employees, provided that such employees remain bound by the provisions of this Agreement

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

12. This Agreement imposes no obligation on either party to purchase, sell, license, transfer or otherwise dispose of any technology, services or products.

13. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data, and shall not export or re-export any technical data, any products received from Disclosee, or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

14.  This Agreement does not create any agency or partnership relationship.

15. All additions or modifications to this Agreement must be made in writing and must be signed by both parties.

16. This Agreement is made under, and shall be construed according to, the laws of the Commonwealth of Massachusetts.

By the signatures below of their authorized representatives, Bruker and Participant acknowledge that they have read, understood and accepted all of the terms and conditions of this Agreement.

BRUKER DALTONICS INC.                        VARIAGENICS, INC. (PARTICIPANT)

Name:             John Wronka                Name:    Taylor J. Crouch
     -------------------------------              ------------------------------
Title:            Vice President             Title:   President and CEO
      ------------------------------               -----------------------------
Signature:        /s/ JOHN WRONKA            Signature:  /s/ TAYLOR J. CROUCH
          --------------------------                   -------------------------
Date:             May 24, 2000               Date:             May 25, 2000
     -------------------------------              ------------------------------


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                            OEM SUB-LICENSE AGREEMENT

     THIS AGREEMENT (the "Agreement") is made and/or entered into by and between Bruker Daltonics Inc. ("Licensor"), a Delaware corporation with its principal place of business at Fortune Drive, Manning Park, Billerica, Massachusetts 01821, and VARIAGENICS. INC. ("Licensee"), a ________________________
corporation with its principal place of business at 60 HAMPSHIRE STREET, CAMBRIDGE, MA 02139.

     WHEREAS, Licensor is the exclusive licensee of, having the full right to grant sublicenses to, the Patent Rights, as these are defined with particularity herein; and

     WHEREAS, Licensee desires to obtain a license under certain patent rights held by Licenser, as defined with particularity in this Agreement;

     NOW, THEREFORE in view of the promises set forth below, the parties hereto agree as follows:

1.   DEFINITIONS

Solely for the purposes of this Agreement the following terms, as used herein, will have the meanings specified below:

     1.1  "Effective Date" means the date last written below.

     1.2 "Patent Rights" means those patents and/or patent applications listed on Schedule A and any patents issuing from such patent applications, or any related U.S. or foreign applications or patents based upon any of such patent applications or patents, as well as any continuations, divisions, reexaminations, reissues, substitutes, renewals or extensions of any of the foregoing patent applications or patents.

     1.3 "Affiliate" of a specified entity means an entity that directly or indirectly controls, is controlled by, or is under common control with. the specified entity. For purposes of this Agreement, the direct or indirect ownership of more than 50% of the outstanding voting shares of an entity, the right to receive 50% or more of the profits or earnings of an entity, or the right to control policy decisions of an entity, will be deemed to constitute control.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

          1.4 "Licensed Product" or "Licensed Products" means and includes any apparatus, device, system, product, article of manufacture, appliance, method or process, the practice, manufacture, use or sale of which would be, but for this Agreement, covered in whole or in part by a pending claim in a pending application within the Patent Rights or an unexpired claim in a patent within the Patent Rights.

2.   GRANT OF SPECIAL OEM SUB-LICENSE

     2.1. Licensor hereby grants an individual systems' license to Licensee, with the right to grant sublicenses to its Affiliates, to use and/or to re-sell each MALDI-TOF mass spectrometer purchased by Licensee from Licensor under a separate "COLLABORATION AGREEMENT", dated May 24, 2000, and to grant its customers an individual systems' license to use for each MALDI-TOF mass spectrometer purchased under the "COLLABORATION AGREEMENT.

     2.2. Pursuant to the separate "COLLABORATION AGREEMENT" Licensor shall be responsible for the payment of all royalties to IU-ARTI on Licensor's MALDI-TOF systems sold as OEM systems to Licensee.

     2.3. Any license granted under this Agreement shall not constitute or be interpreted as a license to the Licensee for manufacture, use or sale of any other MALDI-TOF or other mass spectrometer, other than the OEM MALDI-TOF systems specifically purchased from Licenser under the terms of the "COLLABORATION AGREEMENT". In particular, this Agreement does not waive for the Licensee future access payments, retroactive or future royalty payments on any other MALDI-TOF or other mass spectrometer not specifically covered by this Agreement.

3.   PAYMENTS/LICENSE FEES AND ROYALTIES

This section is not applicable, as Licenser pays all royalties to IU-ARTI for OEM MALDI-TOF systems sold to Licensee under the separate "COLLABORATION AGREEMENT".

4.   REPRESENTATION AND WARRANTIES

     Licensor warrants that, to the best of its knowledge and belief, it is the sole exclusive licensee of all rights, title, and interest in the Patent Rights, free of any liens, encumbrances, restrictions and other legal or equitable claims, subject, however, to any rights of governmental authorities, including full right and authority to sublicense the Patent Rights.

5.   RECORDS, REPORTS, AND PAYMENTS

     5.1  not applicable

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

     5.2  not applicable

     5.3  not applicable

     5.4  not applicable

6.   TERM OF THE AGREEMENT

     6.1 Unless sooner canceled or terminated as herein provided, the individual systems license granted under this Agreement will continue
          (10) years or for the full term of the last expiring patent or patent application within the Patent Rights, whichever is longer.

     6.2 If Licensee becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of Licensee is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, this Agreement will automatically terminate without any notice whatsoever to Licensee.

     6.3  not applicable

     6.4 Licensee will have the right to terminate this Agreement with or without cause at any time upon six (6) months written notice to Licensor.

     6.5  not applicable

     6.6 If, at any time during this Agreement, Licensee directly or indirectly opposes or assists any third party to oppose the grant of any Letters Patent on any patent application within the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights, or any of the claims thereof, Licensor will be entitled thereafter to terminate immediately all or any portion of the license granted under this Agreement by notice thereof to Licensee.

     6.7 In the event that any claim of any application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non-appealable or non-appealed action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable or non-appealed decision by any court of competent jurisdiction, such claim will be deemed to have expired, as of the date of final disallowance or final decision of invalidity or non-enforceability.

     6.8 Provisions of this Agreement which by their nature contemplate rights and obligations of the parties to be enjoyed or performed after the expiration or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

          termination of this Agreement will survive until their purposes are fulfilled. Termination of this Agreement for any reason will not relieve either party of its obligations under this Agreement previous to the effective date of such termination.

7.   NON-TRANSFERABILITY OF LICENSES

     7.1 The license granted by this Agreement can be transferred by the Licensee, but only as part of a transaction by which the Licensee divests itself of all or substantially all of the business of manufacturing and/or selling Licensed Products. In the event of such a transfer, Licensee and its Affiliates shall thereupon cease to be Licensees hereunder.

     7.2 Should any entity or person cease to be an Affiliate of a party, as that term is defined in paragraph 1.3 above, this Agreement shall be terminated as to that entity or person, who shall have no further rights or obligations under this Agreement.

     7.3 The license granted in this Agreement shall be binding upon any successor of Licensor in ownership or control of the Patent Rights, and the obligations of Licensee shall run in favor of any such successor of Licensor's benefits under this Agreement.

8.   PAYMENTS. NOTICES AND OTHER COMMUNICATIONS

          Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by express mail or certified first class mail, postage prepaid, made out to Bruker Daltonics, Inc. and addressed to it at its address below or made out to Licensee and addressed to it at its address below as either party will designate by written notice given to the other party:

               Licensor:      Frank H. Laukien. President
                              Bruker Daltonics Inc.
                              Fortune Drive, Manning Park
                              Billerica, MA 01821

               Licensee:      Taylor Crouch, President
                              Variagenics, Inc.
                              60 Hampshire Street
                              Cambridge, MA 02139

9.   MISCELLANEOUS PROVISIONS

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

     9.1 Each party hereto agrees that it will not release any information to any third party with respect to the Terms of this Agreement without the prior written consent of the other party. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials and discussions with lenders, investment bankers, public officials and the media. Should any third party seek to obtain any information by legal process with respect to the existence or terms of this Agreement from either party hereto or if disclosures related to this Agreement are required by law, such Party shall promptly notify the other Party hereto, and shall take all appropriate measures to avoid and minimize the release of such information.

     9.2 This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

     9.3  not applicable

     9.4 This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof other than the "COLLABORATION AGREEMENT". This Agreement supersedes any prior agreements between the Parties hereto as to the subject matter of this Agreement except as specifically provided herein. No modification, extension or waiver of any provision hereof or any release of any right hereunder shall be valid, unless the same is in writing and is consented to by both Parties hereto.

     9.5 The provisions of this Agreement are severable, and if any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such ineffectiveness, unenforceability and/or illegality shall not affect the validity or enforceability of any or all of the remaining portions hereof.

     9.6 This Agreement shall be construed in accordance with its fair meaning and not strictly for or against any Party.

     9.7 This Agreement may be executed simultaneously in two or more counterparts. each of which shall be deemed an original, but both of which together constitute one and the same Agreement.

     9.8 Paragraph titles or captions contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement, nor the intent of any provision thereof.

     9.9 Each Party acknowledges that it has or has had the opportunity to consult with counsel of its choice and that in executing this Agreement it has not relied upon


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

          any statements, representations or agreements of any other person other than those contained herein.

     9.10 not applicable

     9.11 not applicable

     9.12 No failure or delay on the part of either Party hereto in the exercise of any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     9.13 Nothing in this Agreement shall be construed as:

          (a) a warranty or representation as to the validity, enforceability or scope of any patent by the Licensor;
          (b) a warranty or representation that any manufacture, sale, lease, use or importation will be free from infringement of patents other than those under which and to the extent to which licenses or covenants are in force hereunder, including patents of third parties;
          (c) an agreement to bring or prosecute actions or suits against third parties for infringement;
          (d) conferring any right to use, in advertising, publicity or otherwise, any name, trade name, trademark, service mark, symbol or any other identification or any contraction, abbreviation or simulation thereof,
          (e) conferring by implication, estoppel or otherwise any license or other right under any patent, except as expressly granted herein;
          (f) a representation or warranty of any kind or the assumption of any responsibility whatsoever by any Party with respect to the manufacture, sale, lease, use or other disposition of any product or method licensed hereunder (including without limitation, claims of third parties asserting that a product is defective or unsafe for its intended purpose); and
          (g) a representation deemed to place Licensee and Licensor in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

     9.14 All notices and communications provided for hereunder shall be in writing and shall be mailed or delivered to the business address of the respective Parties as aforementioned, or to such other address as any Party may designate from time to time in writing to the other.

     9.15 Each of the Parties agrees to perform reasonably requested actions of the other Party which are required to effectuate the covenants and purposes of this Agreement.


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Agreement as of the day and year set forth below.

  LICENSEE                                     LICENSOR

By: /s/ TAYLOR J. CROUCH                   By: /s/ JOHN WRONKA
   -----------------------------------        ---------------------------------
    President and CEO                          Vice President
    Variagenics, Inc.                          Bruker Daltonics, Inc.
DATE:  May, 24, 2000                       DATE: May 24, 2000


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                                   SCHEDULE A



US PAT. NO.       INVENTOR(S)           TITLE
---------------------------------------------------------
5,504,326         James P. Reilly       Spatial-Velocity Correlation Focusing
                  Steven M. Colby       in Time-of-Flight Mass Spectrometry
                  Timothy B. King

5,510,613         James P. Reilly       Spatial-Velocity Correlation Focusing
                  Steven M. Colby       in Time-of-Flight Mass Spectrometry
                  Timothy B. King

5,712,479         James P. Reilly       Spatial-Velocity Correlation Focusing
                  Steven M. Colby       in Time-of-Flight Mass Spectrometry
                  Timothy B. King


Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 406 of the Securities Act.

                                  WARRANTY



All standard products sold by Bruker Daltonics, Inc. (hereinafter called "DALTONICS") carry a limited warranty, subject to the terms and conditions hereby set forth. The product is warranteed for one year to be free of defects in material and workmanship. DALTONICS obligation under all warranties is limited in accordance with the periods of time and all other conditions stated in all provisions of the warranty, including the periods and conditions provided in the special warranty statements applicable to Special Products Custom Products and Accessories.

                              WARRANTY PERIOD

The applicable warranty period shall begin upon demonstration of specifications. The warranty for accessories (other than complete spectrometers) shall commence upon shipment from DALTONICS. Short shipment of individual times does not delay commencement of the warranty period. Upon beginning of the applicable DALTONICS warranty period, all Customer remedies shall be governed by the provisions stated in the warranty. In no event shall such warranty period extend more than fifteen (15) months from the date of shipment of the Product.

                             WARRANTY COVERAGE

The warranty coverage is subject to all the following limitation:

1. This warranty applies only to defects in material and workmanship in covered Products and is not to be interpreted as providing full service coverage for such items as routine maintenance, adjustments, or recalibration as defined by the instruction manual.
2. This warranty covers only parts and labor furnished by DALTONICS. This warranty does not cover products or services provided by an outside manufacturer, which may be repaired or replaced according to the original manufacturer's warranty terms, if any. DALTONICS accepts no responsibility for failure of the original manufacturer to perform under its own warranty obligations.
3. The following are expressly not covered under warranty:
a). Any loss, damage, and/or instrument malfunction relating in any way to:
       - Shipping or storage;
       - Accident, abuse, alteration, misuse, or neglect;
       - Breakage or abuse of parts;
       - Operation other than in accordance with correct operating procedures;
       - Tampering with the system (e.g., modification or tampering with one part of the instrument can, in some cases, affect another part of the instrument)
       - Lack of routine care and maintenance, such as lubrication and cleaning, as indicated in the instruction manual;
       - Inadequate utility service, failure of electrical or other energy supplies, incorrect physical environment, or other inadequate facilities or utilities as indicated in the instruction manuals and/or pre-installation instructions;
       - Chemical action or contamination;
       - Failure to maintain proper helium level in superconducting magnets;
b). Products items, parts, accessories, subassemblies, or components which are expendable in normal use or operation of the instrument, or those of limited life, such as but not limited to filters, glassware, glass accessories, fuses, probe inserts, variable temperature dewars, and transfer lines, unless specifically covered by an express warranty extended to the customer by DALTONICS in writing.
4. The sole and exclusive remedy under this warranty shall be repair of instrument malfunctions which in the sole opinion of DALTONICS are due or traceable to defects in original materials or workmanship, or at DALTONICS option, replacement of defective parts.
5. In-warranty repaired or replacement parts or products are covered by warranty only for the remaining unexpired portion of the original warranty period applicable to the repaired or replaced parts or products. Repair or replacement of products or parts under warranty does not extend the original warranty period.
6. After expiration of the applicable warranty period, DALTONICS will provide service for which the customer shall be charged at DALTONICS then current prices for parts, labor, and transportation.

                    WARRANTY REPLACEMENT AND ADJUSTMENT

All claims under warranty must be made promptly after occurrence of circumstances giving rise thereto and must be received within the applicable warranty period by DALTONICS or its authorized representatives. Such claims should include the product type and serial numbers, and a full description of the circumstances giving rise to the claim. DALTONICS reserves the right in its sole discretion to determine whether repair under valid warranty claims shall be made by (a) sending a field service engineer to the site, (b) having the customer send the defective part, assemble, or instrument to a service shop or facility as authorized by DALTONICS, or (c) authorizing the customer to return the same to DALTONICS. Before any products, parts, or assemblies are sent to a service shop or facility or are returned to DALTONICS for repair and/or adjustment, authorization from DALTONICS or its authorized representative for the return and instructions as to how and where the same should be shipped must be obtained. Any product, part, or assembly sent to an authorized service shop or facility or returned to DALTONICS for examination shall be sent prepaid via the means of transportation indicated as acceptable by DALTONICS with all transportation at the expense of the customer.
DALTONICS reserves the right to reject any warranty claim not promptly reported and any warranty claim on any item that has been altered or has been shipped by non-acceptable means of transportation. When any product, part, or assembly is sent to a service shop or facility or is returned to DALTONICS for examination and inspection or for any other reason, the customer shall be responsible for all damage resulting from improper packing or handling, and for loss in transit, notwithstanding any defect or non-conformity in the product part, or assembly. In all cases, DALTONICS has sole responsibility for determining the cause and nature of failure, and DALTONICS determination with regard thereto shall be final.

                           LIMITATION OF LIABILITY

Reasonable care must be used to avoid hazards. DALTONICS expressly disclaims responsibility for loss or damage caused by use of its products other than in accordance with proper operating procedures. IN NO EVENT SHALL DALTONICS BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR RESULTING LOSS OR DAMAGE OF ANY KIND, HOWEVER CAUSED. DALTONICS LIABILITY FOR DAMAGES SHALL NOT EXCEED THE PAYMENT, IF ANY RECEIVED BY DALTONICS FOR THE UNIT OF PRODUCT OR SERVICE FURNISHED OR TO BE FURNISHED, AS THE CASE MAY BE, WHICH IS THE SUBJECT OF CLAIM OR DISPUTE.
All obligations of DALTONICS under this warranty shall cease in the event its products or parts have been subject to accident, abuse, alteration, misuse or neglect, or which have not been operated and maintained in accordance with proper operating procedures.
All products and services provided within the scope of their warranty must be provided through, or with the knowledge and approval of DALTONICS. DALTONICS makes no warranty concerning services or components supplied through unapproved sources. What constitutes an approved source shall be determined by DALTONICS.
THIS WARRANTY IS EXPRESSLY IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE, USE, OR APPLICATION, AND ALL OTHER OBLIGATIONS OR LIABILITIES ON THE PART OF DALTONICS, UNLESS SUCH OTHER WARRANTIES OBLIGATIONS, OR LIABILITIES ARE EXPRESSLY AGREED TO IN WRITING.
Statements made by any person, including representatives of DALTONICS, which are inconsistent or in conflict with the terms of this warranty, shall not be binding upon DALTONICS unless reduced to writing and approved by an officer of DALTONICS.
This warranty shall be construed under and governed by the law of the State of Massachusetts. No action, regardless of form, arising out of, or in any way connected with, the products or services furnished or to be furnished by DALTONICS, may be brought by the customer more than one (1) year after the cause of action has accrued.

                                ACCESSORIES

In lieu of the one (1) year period applicable to DALTONICS standard products, accessories manufactured by DALTONICS are warranted to be free of defects in material and workmanship for a period of ninety (90) days from the date of shipment, or if DALTONICS specifically agrees in writing to provide installation, ninety (90) days from the date of installation. All such accessory warranties are limited in accordance with all the terms, condition, and other provisions stated in this warranty.

------------------------------------------------------------------------------

                          GENERAL TERMS & CONDITIONS

A. GENERAL CONDITIONS

1. All quotations, shipments and services given and made by Bruker DALTONICS are governed solely by the conditions and terms set forth in the quotation.
2. No additions to or modifications of any of the provisions upon the face or reverse of this form shall be binding upon DALTONICS unless made in writing and signed by a duly authorized representative.
3. In absence of written acceptance of these terms and conditions, an acceptance of any goods or services, shipped or provided by DALTONICS based on a purchase order received from purchaser shall constitute an acceptance of these terms and conditions. The terms and conditions herein shall prevail as against the terms and conditions of any purchase order.
4. The rights and obligations of the parties shall be governed in all respects by the laws of the State of Massachusetts and the party shall submit themselves to the jurisdiction of said State.
5. DALTONICS shall retain copyright, trademark, patent and proprietary rights in all drawings, technical information, and know-how.
6. Documentation such as Software Listings, detailed Drawings and other documentation normally not distributed may only be provided by DALTONICS on the condition that the receiver of such documentation signs a Confidentiality Agreement.
7. Clerical errors and mistakes of fact are subject to correction by DALTONICS at any time.

B. PRICE AND QUOTATION

1. All quotations are firm for a period of 60 days from the date hereof, unless specified in writing.
2. All prices are FOB shipping point unless otherwise stated. Responsibility passes to purchaser upon delivery to Transportation Company and risk of damage or loss following such delivery shall be purchasers.
3. Price quoted does not include City, State, or Federal Sales or similar taxes. Purchaser shall report and pay all such taxes and hold DALTONICS harmless therefrom.

C. ORDERS AND ORDER SPECIFICATIONS

1. Purchase orders are subject to acceptance by DALTONICS.
2. In a case where a new development is included in an order, or the execution of any order depends upon successful completion of new development, DALTONICS reserves the right to cancel such order, without incurring any obligation to purchaser if such development cannot be completed successfully in DALTONICS discretion. If the order is for the development of a single unit, the foregoing shall apply and DALTONICS reserves the right to cancel that part of the order which covers only the unit for which successful development appears to be necessary.

D. DELIVERY AND SHIPMENT

1. Delivery time is computed from the date of acknowledgement of written order.
2. DALTONICS shall not be liable for delivery delayed due to circumstances beyond its control, including, but not limited to, fire, flood, war, labor disputes, accidents or delay of carriers, sub contractors or suppliers.
4. Cancellation of an order due to reasonable delay of delivery is excluded. Any rights of purchaser for claims or compensation for damage or loss of any kind whatsoever due to delay of delivery are excluded.
5. An order covering several independent functional units may be delivered and invoiced in part as per functional unit and payment thereof shall be due for such unit upon presentation of invoice.

E. TERMS AND PAYMENT

1. Invoices are due without deduction upon presentation.
Orders shipped and invoiced in separate parts shall be due upon receipt of such parts. Failure to make payment when due on any one part shall relieve DALTONICS of delivery of any remaining parts.
2. If Bank Guarantee or Bid Bond is requested the purchase set forth herein shall be increased by the cost of such guarantee or bond.
3. Upon delivery or demonstration of specifications of the system DALTONICS Bank Guarantee and/or Bid Bond are to be returned by purchasers.

F. TITLE

1. Title does not transfer to the Purchaser until final payment is received in full by DALTONICS.